Exhibit 99.3

CANGENE CORPORATION

Condensed Consolidated Interim Financial Statements and Associated Notes

Three-month period ended October 31, 2013

Cangene Corporation
Condensed Consolidated Interim Balance Sheets
(Unaudited)

in thousands of U.S. dollars	Related notes	At October 31, 2013	At July 31, 2013

ASSETS	8
Current
Cash		$38,692	$46,410
Accounts receivable		25,295	21,206
Inventories and contracts in progress	5, 14	54,360	52,454
Taxes recoverable	14	2,792	2,090
Prepaid expenses and deposits		8,245	7,342
Total current assets		129,384	129,502
Property, plant and equipment, net	6, 14	60,293	61,301
Taxes recoverable	14	16,404	15,849
Deferred development cost		215	178
Deferred tax		12,242	12,374
Intangible assets, net	7[a]	58,306	59,353
Other assets	7[b]	8,077	7,961
Total assets		$284,921	$286,518

LIABILITIES AND EQUITY
Current
Accounts payable and accrued liabilities	20	$23,768	$20,607
Provisions for chargebacks	9[b]	4,820	4,530
Royalty provision	9[a]	553	605
Royalty liability	7[c]	914	604
Incentive plan liability	10[a]	1,364	1,436
Taxes payable		12	—
Current portion of deferred income		4,128	3,804
Total current liabilities		35,559	31,586
Deferred income		2,340	3,286
Royalty provision	9[a]	694	793
Royalty liability	7[c]	3,559	3,691
Purchase consideration payable	7[b]	46,341	45,638
Incentive plan liability	10[c]	334	301
Deferred share unit liability	11	1,130	1,134
Deferred tax		3,180	3,180
Total liabilities		93,137	89,609

Equity
Share capital		50,860	50,860
Contributed surplus	10[b]	727	638
Retained earnings		140,197	145,411
Total equity		191,784	196,909
Total liabilities and equity		$284,921	$286,518

See accompanying notes

Cangene Corporation
Condensed Consolidated Interim Statements of Income (Loss) and Comprehensive Income (Loss)
 (Unaudited)

in thousands of U.S. dollars except share-related data	Related notes	Three months ended October 31, 2013	Three months ended October 31, 2012(Adjusted; notes 6, 7[c])

Revenues
Product sales		$9,631	$13,848
Product services		13,309	19,999
R&D services		1,675	2,635
		24,615	36,482

Cost of sales
Product sales	5	6,947	10,603
Product services	5	7,565	9,587
R&D services	14	1,077	2,141
		15,589	22,331

Gross profit		9,026	14,151

Expenses (income)
Independent R&D	14	4,773	2,725
Selling, general and administrative		8,460	7,130
Gain on disposal of assets	6	(125)	(4,680)
Change in fair value of royalty provision	9[a]	—	(98)
		13,108	5,077

Income (loss) before the following:		(4,082)	9,074

Financing charges, net	12	(803)	(357)
Foreign-exchange loss		—	(288)

Income (loss) before taxes		(4,885)	8,429

Tax expense (benefit)	15
Current		197	3,165
Deferred		132	(676)
		329	2,489

Net income (loss) and comprehensive income (loss) for the period		$(5,214)	$5,940

Earnings (loss) per share	13
Basic and diluted		$(0.08)	$0.09

See accompanying notes

Cangene Corporation
Condensed Consolidated Interim Statements of Changes in Equity
 (Unaudited)

in thousands of U.S. dollars	Related notes	Share capital	Retained earnings	Contributed surplus	Total

Balance as at August 1, 2012		$50,860	$144,053	$439	$195,352
Net income for the year ended July 31, 2013		—	1,358	—	1,358
Stock option expense	10[b]	—	—	199	199

Balance as at July 31, 2013		50,860	145,411	638	196,909
Net loss for the three-month period ended October 31, 2013		—	(5,214)	—	(5,214)
Stock option expense	10[b]	—	—	89	89

Balance as at October 31, 2013		$50,860	$140,197	$727	$191,784

Balance as at August 1, 2012		$50,860	$144,053	$439	$195,352
Net income for the three-month period ended October 31, 2012 (Adjusted; notes 6, 7[c])		—	5,940	—	5,940
Stock option expense	10[b]	—	—	66	66

Balance as at October 31, 2012 (Adjusted; notes 6, 7[c])		$50,860	$149,993	$505	$201,358

See accompanying notes

Cangene Corporation
Condensed Consolidated Interim Statements of Cash Flows
 (Unaudited)

in thousands of U.S. dollars	Related notes	Three months ended October 31, 2013	Three months ended October 31, 2012(Adjusted; notes 6, 7[c])

OPERATING ACTIVITIES
Net income (loss) for the period		$(5,214)	$5,940
Adjustments for:
Depreciation of property, plant and equipment	6	1,693	1,901
Amortization of intangible assets	7[a]	1,090	760
Gain on disposal of assets	6	(125)	(4,680)
Taxes recoverable, long-term		(555)	(13)
Deferred income		(622)	400
Incentive plan liabilities	10[a],10[c]	(55)	(856)
Royalty provision	9[a]	(192)	(236)
Royalty liability	7[c]	—	(228)
Deferred share unit liability	11	(4)	76
Change in fair value of royalty provision	9[a]	—	(98)
Non-cash financing charges	12	822	367
Deferred tax expense (benefit)		132	(676)
Change in fair value of derivative financial instruments		—	(104)
Stock option expense	10[b]	89	66
Net change in non-cash working capital balances related to operations	16	(4,137)	(4,399)

Cash used in operating activities		(7,078)	(1,780)

INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	6, 14	(685)	(507)
Acquisition of intangible assets	7[a]	(43)	(3)
Increase in deferred development cost		(37)	—
Proceeds on disposal of assets	6	125	2,615

Cash provided by (used in) investing activities		(640)	2,105

Net increase (decrease) in cash during the period		(7,718)	325
Cash, beginning of period		46,410	35,870
Cash, end of period		$38,692	$36,195

Interest paid[1]		$—	$98
Taxes paid[2]		$175	$838

1.	Amounts paid and received for interest were reflected as operating cash flows in the unaudited, condensed consolidated interim statements of cash flows.
2.
Amounts paid and received for income taxes were reflected as either operating or investing cash flows in the unaudited, condensed consolidated interim statements of cash flows, depending upon the nature of the underlying transaction.

See accompanying notes

Cangene Corporation
Notes to Condensed Consolidated Interim Financial Statements
Periods Ended October 31, 2013 and October 31, 2012

1. DESCRIPTION OF BUSINESS
Cangene Corporation (the "Corporation" or "Cangene") was incorporated by Articles of Incorporation under the Business Corporations Act (Ontario) on February 22, 1984. The Corporation is a public entity with common shares listed on the Toronto Stock Exchange; it is domiciled in Canada. The address of its registered office is 150 Signet Drive, Toronto, Ontario, Canada, M9L 1T9.
Cangene is a specialty biopharmaceutical company in the business of developing, manufacturing, and commercializing products and technologies for global markets. Revenues are generated by product sales, contract manufacturing, and contract research and development. The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services.
These unaudited, condensed consolidated interim financial statements were authorized for issue by the Corporation's Board of Directors on December 12, 2013.
As at October 31, 2013, the Apotex Group ("Apotex") controlled, directly or indirectly, 40,872,787 common shares, representing 61% of the outstanding common shares of the Corporation.
2. STATEMENT OF COMPLIANCE AND BASIS OF PRESENTATION
[a] Statement of compliance
These unaudited, condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standards ("IAS") 34 – Interim Financial Reporting on a basis consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). All significant accounting policies and standards have been applied on a basis consistent with those followed in the most recent audited consolidated annual financial statements except as listed in [b] below.
These unaudited, condensed consolidated interim financial statements do not include all the information and notes required by IFRS for annual financial statements; therefore, they should be read in conjunction with the audited consolidated annual financial statements and notes for the Corporation's fiscal year ended July 31, 2013, which are available on SEDAR at www.sedar.com or on the Corporation's website at www.cangene.com.
[b] Changes in accounting standards
The following accounting standards became effective during the current quarter:
IFRS 7 (amendment) – Financial Instruments: Disclosures introduce enhanced disclosures related to any financial instruments that are offset in accordance with IAS 32 – Financial Instruments: Presentation. The adoption of this standard did not impact the Corporation's unaudited, condensed consolidated interim financial statements.
IFRS 10 (amendment) – Consolidated Financial Statements requires an entity to consolidate an investee when it has power over the investee, is exposed or has rights to variable returns from its involvement with the investee and it has the ability to affect those returns through its power over the investee. The adoption of this standard did not impact the Corporation's unaudited, condensed consolidated interim financial statements.
IFRS 11 (amendment) – Joint Arrangements classifies interests in joint arrangements as either joint operations or joint ventures, depending on the entity's rights to the assets and obligations for the liabilities for this arrangement. The adoption of this standard did not impact the Corporation's unaudited, condensed consolidated interim financial statements.
IFRS 12 (amendment) – Disclosure of Interests in Other Entities establishes disclosure requirements for interests in other entities such as subsidiaries, joint arrangements, associates and unconsolidated structured entities. The standard carries forward existing disclosures and also introduces significant additional disclosures that address the nature of and the risks associated with an entity's interest in other entities. The adoption of this standard may require additional disclosures in the Corporation's consolidated annual financial statements.
IFRS 13 – Fair Value Measurement is a comprehensive standard for fair value measurement and disclosure for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset or the price that would be paid to transfer a liability in a transaction between market participants at the measurement date. The adoption of IFRS 13 did not require any adjustments to the valuation techniques used by the Corporation to measure fair value and did not result in any adjustments as at October 31, 2013. However, it does require additional disclosures related to fair value measurements. The standard has been applied on a prospective basis.
[c] Basis of presentation
These unaudited, condensed consolidated interim financial statements have been prepared on a going-concern basis under the historical cost convention, except for certain financial instruments, liabilities and provisions that are valued at fair value. The Corporation's consolidated financial statements are presented in U.S. dollars, which is the functional currency of the Corporation, and all values have been rounded to the nearest thousand dollars except when otherwise indicated.
3. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions about future events that may affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses and disclosure of contingent liabilities during the reporting periods presented. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the current financial year are addressed in the audited consolidated annual financial statements for year ended July 31, 2013.
4. STANDARDS ISSUED BUT NOT YET EFFECTIVE
At the date of issuance of the Corporation's unaudited, condensed consolidated interim financial statements the following standard was issued but not yet effective. The Corporation intends to adopt this standard when it becomes effective:
IFRS 9 – Financial Instruments: Classification and Measurement
IFRS 9 as issued reflects the first phase of the IASB's work on the replacement of the existing standard for financial instruments (IAS 39) and applies to classification and measurement of financial assets and liabilities as defined in IAS 39. The standard is effective for annual periods beginning on or after January 1, 2015. In subsequent phases, the IASB will address classification and measurement of hedge accounting. The adoption of the first phase of IFRS 9 may have an effect on the classification and measurement of the Corporation's financial assets and liabilities. The Corporation will quantify the effect in conjunction with the other phases when issued to present a comprehensive picture.
5. INVENTORIES AND CONTRACTS IN PROGRESS
in thousands of U.S. dollars	At October 31, 2013	At July 31, 2013

Raw materials	$10,483	$9,280
Work in process – product costs	2,788	1,160
Finished goods	12,722	13,839
	25,993	24,279

Long-term contracts:
Raw materials	533	1,214
Work in process – product costs	21,793	21,971
Work in process – manufacturing process development costs	3,849	2,782
Finished goods	2,192	2,208
	28,367	28,175

	$54,360	$52,454

As at October 31, 2013, the Corporation has included in its inventories and contracts in progress $28.4 million [July 31, 2013 – $28.2 million] of costs under long-term contracts with the U.S. government.
As at October 31, 2013, inventory of $51.2 million [July 31, 2013 – $48.6 million] is recorded at cost and $3.2 million [July 31, 2013 – $3.9 million] is recorded at net realizable value.
Cost of sales for product sales and product services for the three-month periods ended October 31, 2013 and 2012, are composed of the following amounts:
in thousands of U.S. dollars	Three months ended October 31, 2013	Three months ended October 31, 2012
Cost of sales and contracts in progress	$14,347	$19,594
Writedowns of finished goods	111	7
Writedowns of obsolete materials and supplies	155	870
Reversals of writedowns	(101)	(281)
	$14,512	$20,190

6. PROPERTY, PLANT AND EQUIPMENT
As at October 31, 2013, equipment and computer systems in the amount of $1.7 million [July 31, 2013 – $2.1 million] are currently under development and not being depreciated.
in thousands of U.S. dollars	Land	Buildings	Equipment	Furniture and fixtures	Computer systems	Total

Cost
Balance as at August 1, 2012	$475	$76,445	$68,886	$2,704	$4,252	$152,762
Additions	—	369	2,471	2	227	3,069
Disposals	—	—	(847)	—	—	(847)
Transfers	—	—	—	—	(157)	(157)

Balance as at July 31, 2013	475	76,814	70,510	2,706	4,322	154,827
Additions	—	66	588	—	31	685
Disposals	—	—	(657)	—	—	(657)

Balance as at October 31, 2013	475	76,880	70,441	2,706	4,353	154,855

Accumulated depreciation and impairment losses
Balance as at August 1, 2012	(143)	(30,204)	(55,351)	(2,047)	(3,550)	(91,295)
Disposals	—	—	653	—	—	653
Depreciation charge	—	(2,281)	(4,225)	(165)	(329)	(7,000)
Reversal of impairment	143	2,866	1,086	18	3	4,116

Balance as at July 31, 2013	—	(29,619)	(57,837)	(2,194)	(3,876)	(93,526)
Disposals	—	—	657	—	—	657
Depreciation charge	—	(627)	(959)	(35)	(72)	(1,693)

Balance as at October 31, 2013	—	(30,246)	(58,139)	(2,229)	(3,948)	(94,562)

Net book value as at July 31, 2013	$475	$47,195	$12,673	$512	$446	$61,301

Net book value as at October 31, 2013	$475	$46,634	$12,302	$477	$405	$60,293

On October 22, 2012, the Corporation closed a transaction to sell its three U.S.-based plasma centres to Biomat USA, Inc. ("Biomat USA"), a wholly owned subsidiary of Grifols. The assets sold included leasehold improvements, equipment, licences and donor lists. As a component of the sale, the Corporation entered into a supply agreement with Biomat USA to purchase minimum quantities of plasma. On closing, the Corporation recorded a gain on disposal of assets of $2.5 million, which represented the cash consideration. At July 31, 2013, the Corporation adjusted the accounting for the supply agreement and recorded an intangible asset related to the supply agreement, which represented the present value of amounts expected to be received from Biomat USA subject to meeting obligations under the supply agreement, resulting in an additional gain on disposal of assets of $2.1 million. As a result, the Corporation has recorded a restated total gain on disposal of assets of $4.6 million in the unaudited, condensed consolidated interim statement of income (loss) and comprehensive income (loss) for the quarter ended October 31, 2012. The gain was recorded in the biopharmaceutical operations segment. The Corporation has also decreased the previously reported deferred tax benefit by $0.6 million to reflect the tax effect of the additional gain on disposal of assets. Earnings per share increased by $0.02 per share as a result of the adjustments. The restatements were first reflected in the audited annual consolidated financial statements at the July 31, 2013, year-end. Prior to the sale transaction, the revenue for the three U.S.-based plasma centres (from August 1, 2012, to the close of the transaction on October 22, 2012) was $2.9 million.
7. INTANGIBLE ASSETS AND OTHER ASSETS
[a] Intangible assets
in thousands of U.S. dollars	IB1001	episil®	HepaGam B®	Goodwill	Contract rights	Software	Patents	Total

Cost
Balance as at August 1, 2012	$—	$6,721	$14,000	$—	$—	$7,779	$864	$29,364
Additions	45,200	—	—	134	2,095	135	—	47,564
Transfers	—	—	—	—	—	157	—	157

Balance as at July 31, 2013	45,200	6,721	14,000	134	2,095	8,071	864	77,085
Additions	—	—	—	—	—	43	—	43

Balance as at October 31, 2013	45,200	6,721	14,000	134	2,095	8,114	864	77,128

Accumulated amortization and impairment losses
Balance as at August 1, 2012	—	(17)	(5,775)	—	—	(6,808)	(864)	(13,464)
Amortization charge	—	(1,103)	(2,100)	—	(584)	(481)	—	(4,268)

Balance as at July 31, 2013	—	(1,120)	(7,875)	—	(584)	(7,289)	(864)	(17,732)
Amortization charge	—	(335)	(525)	—	(130)	(100)	—	(1,090)

Balance as at October 31, 2013	—	(1,455)	(8,400)	—	(714)	(7,389)	(864)	(18,822)

Net book value as at July 31, 2013	$45,200	$5,601	$6,125	$134	$1,511	$782	$—	$59,353

Net book value as at October 31, 2013	$45,200	$5,266	$5,600	$134	$1,381	$725	$—	$58,306

[b] IB1001
On February 15, 2013, the Corporation and its Cangene Europe Limited, CNJ Holdings Inc. and Cangene bioPharma subsidiaries entered into an asset purchase agreement with Ipsen Pharma S.A.S. and Inspiration Biopharmaceuticals, Inc. ("IBI") to acquire their business operations consisting of three product candidates for the treatment of hemophilia. This acquisition was made pursuant to IBI's bankruptcy proceedings, which were initiated in October 2012. Cangene acquired the assets and liabilities of IBI (with the exception of certain contracts that relate to a Factor VIII product that is owned by Ipsen, a significant shareholder and creditor of IBI). The assets acquired by the Corporation consist of a late-stage recombinant Factor IX candidate for treatment of hemophilia B (IB1001), and preclinical recombinant Factor VIIa and Factor VIII candidates. IB1001 represents the majority of the acquisition's value.
The Corporation recorded the acquisition of $45.3 million in intangible assets (which includes $0.1 million in goodwill) based on the present value at the date of acquisition of the future cash flows that will be generated from the use of the intellectual property R&D discounted at a rate of 19.5%.
A prepaid deposit, which represents the present value ($7.8 million at the acquisition date) of a $10.0-million deposit with a contract manufacturer, is being amortized monthly on the basis of the present value calculations. This accretion is being recorded as a reduction of financing charges in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss). Total accretion for the three-month period ended October 31, 2013, is $0.1 million [three-month period ended October 31, 2012 – $Nil] (note 12).
The total purchase consideration payable is contingent upon the achievement of certain sales milestones as well as royalties that commence when specified sales levels are achieved. The expected value of this contingent consideration was calculated based on the probability of achieving various market cases with differing assumptions for market-share capture and by further adjusting for the probability of success related to clinical trials and regulatory approval. The expected cash flows were then discounted using a cost of debt adjusted for counter-party credit risk. The resulting estimated fair values of the purchase consideration payable for the achievement of the sales milestones and the specified sales levels are $6.5 million and $37.9 million, respectively.
The purchase consideration payable is being amortized monthly on the basis of the present value calculations. Total accretion for the three-month period ended October 31, 2013, is $0.7 million [three-month period ended October 31, 2012 – $Nil] and is included in the financing charges (note 12) in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss).
The Corporation remeasures the purchase consideration liability at its fair value at each reporting period. The actual purchase consideration paid may vary materially from the fair value that has been determined because significant estimates and judgment were used in determining fair value (note 17). The assumptions used at the acquisition date and at October 31, 2013, have remained the same.
[c] United States commercialization rights for episil®
Pursuant to an agreement with Camurus AB, the Corporation acquired exclusive rights to commercialize a product called episil® in the United States. As a result of the agreement, the Corporation must pay royalties on future net sales during a specified period, dependent on the dollar amount of net sales in each year. The Corporation has also agreed to certain minimum order quantities under the agreement. The purchase included an upfront payment of $2.0 million and a milestone payment of $0.5 million paid in October 2012. At July 31, 2012, the Corporation recorded a commercialization rights asset in the amount of $10.1 million for episil®. In addition, at July 31, 2012, the Corporation recorded a royalty liability of $7.6 million related to the net present value of royalties anticipated on the minimum order quantities specified in the agreement. During the year ended July 31, 2013, the Corporation discovered a calculation error related to the amount recorded for the commercialization rights asset and royalty liability at July 31, 2012. The Corporation corrected the error at the July 31, 2013, year-end and adjusted the balances of commercialization rights asset and royalty liability at July 31, 2012, by $3.4 million to $6.7 million and $4.2 million, respectively. The Corporation has concluded that the impact of the adjustment was not material to the consolidated financial statements. The royalty liability will be reduced as the royalties are paid on the minimum quantities and increased for the value of accretion in each period. Total accretion for the three-month period ended October 31, 2013, is $0.2 million [three-month period ended October 31, 2012 – $0.2 million] and is included in the financing charges (note 12) in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss). Any royalties payable on net sales that are in excess of the specified minimum quantities will be recorded at the time of the sales. As at October 31, 2013, the royalty liability is $4.5 million [July 31, 2013 – $4.3 million].
The total commercialization rights intangible asset for episil® is $6.7 million, which, less amortization of $1.4 million, results in a net book value of $5.3 million as at October 31, 2013 [July 31, 2013 – $5.6 million].
[d] United States commercialization rights for HepaGam B®
Cangene obtained the U.S. commercialization rights for HepaGam B® from Apotex on November 1, 2009. The Corporation's Board of Directors approved an agreement under which Cangene, through Cangene bioPharma, acquired the U.S. commercialization rights to HepaGam B®. As per the agreement, Apotex was paid $7.0 million in the first quarter of 2010 and receives royalties on net U.S. HepaGam B® sales occurring through June 2016. The effective date of this transfer of rights was November 1, 2009. Cangene's independent directors approved this agreement after having determined that it was fair to Cangene and its shareholders. The $7.0 million was recorded in intangible assets along with the present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 of $7.0 million. The total commercialization rights intangible asset is $14.0 million, which, less amortization of $8.4 million, results in a net book value of $5.6 million as at October 31, 2013 [July 31, 2013 – $6.1 million]. As a result of the transaction, the Corporation has recorded a provision for royalties payable on net U.S. sales of HepaGam B® (note 9[a]).
[e] Impairment
The Corporation has recorded no impairment of intangible and other assets during the three-month period ended October 31, 2013.
8. OPERATING LINE OF CREDIT
The Corporation has an operating line of credit from a Canadian chartered bank. As at October 31, 2013, the line of credit is for C$5.0 million [July 31, 2013 – C$5.0 million]. The line of credit is collateralized by a general security agreement in respect of all the Corporation's assets; as at October 31, 2013, C$Nil was utilized [July 31, 2013 – C$Nil]. Interest is payable on this line of credit at either LIBOR plus 1.75%, the prime lending rate plus 0.75% or the U.S.-dollar base rate plus 0.75%, depending on the duration of the borrowing and the currency borrowed. The agreement has no fixed expiry date, but is subject to periodic review by the bank.
9. PROVISIONS
[a] Royalty provision
As per the 2009 agreement under which Cangene acquired the U.S. commercialization rights for HepaGam B® (note 7[d]), the Corporation pays Apotex royalties on net U.S. HepaGam B® sales occurring through June 2016. The $7.0-million present value of the estimated future royalty stream on U.S. sales of HepaGam B® through June 2016 was initially recorded as a royalty provision effective November 1, 2009. This provision is being amortized monthly on the basis of the present value calculations. Total accretion for the three-month period ended October 31, 2013, is less than $0.1 million [three-month period ended October 31, 2012 – $0.2 million] and is included in the financing charges (note 12) in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss). The Corporation recorded actual royalty payments for the three-month period ended October 31, 2013, of $0.2 million [three-month period ended October 31, 2012 – $0.2 million] as a reduction of the royalty provision. Amortization of the commercialization rights acquired is also recorded in selling, general and administrative expense.
The Corporation is required to remeasure the royalty provision at each reporting period. At October 31, 2013, the Corporation has calculated the net present value of future royalty payments using a weighted-average cost of capital of 17% and projected net sales of HepaGam B® for the duration of the agreement. As a result of this remeasurement, the Corporation recorded a change in fair value of royalty provision of $Nil for the three-month period ended October 31, 2013 [three-month period ended October 31, 2012 – $0.1 million] in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss).
As at October 31, 2013, the HepaGam B® royalty provision is $1.2 million [July 31, 2013 – $1.4 million]. As at October 31, 2013, the Corporation has recorded accounts payable of $0.2 million [July 31, 2013 – $0.1 million] representing the current royalty payable to Apotex.
[b] Provisions for chargebacks, administrative fees, rebates and other allowances
The Corporation estimates allowances for revenue-reducing obligations such as chargebacks, administrative fees, rebates and other allowances using a combination of historical trends, contractual obligations and information received from third parties. Administrative fees includes actual administrative fees along with additional rebates for a primary distributor. Government rebates includes Medicaid rebates, Medicare rebates and other government programs. Customer rebates includes rebate programs targeted directly to the final customer. Other allowances includes distribution fees, no-return fees, prompt payment discounts and centralized shipping fees.
in thousands of U.S. dollars	Chargebacks	Administrative fees	Government rebates	Customer rebates	Other allowances	Total

As at August 1, 2012	$2,222	$814	$134	$—	$455	$3,625
Actual payments/credits issued	(7,500)	(933)	(205)	(23)	(2,340)	(11,001)
Change in estimate	—	(267)	35	—	—	(232)
Provisions/reversals charged	8,362	1,117	229	80	2,350	12,138
Balance as at July 31, 2013	3,084	731	193	57	465	4,530

Actual payments/credits issued	(1,462)	(165)	(55)	(12)	(650)	(2,344)
Provisions/reversals charged	1,768	226	123	5	512	2,634
Balance as at October 31, 2013	$3,390	$792	$261	$50	$327	$4,820

10. INCENTIVE PLANS
[a] Restricted share unit plan ("RSU plan")
Pursuant to the Corporation's RSU plan, members of management may be granted restricted share units ("RSUs") as a long-term incentive component of their compensation. Further details regarding the RSU plan are described in the Corporation's audited consolidated annual financial statements for the year ended July 31, 2013. No RSUs were granted during the three-month periods ended October 31, 2013 and 2012.
The Corporation has recognized compensation recoveries of $0.1 million and less than $0.1 million for the three-month periods ended October 31, 2013 and 2012, respectively, as a result of the RSU plan.
No RSUs matured or were redeemed during the three-month period ended October 31, 2013. During the three-month period ended October 31, 2012, 140,227 RSUs were redeemed and 474,309 RSUs matured with values of $0.2 million and $0.7 million, respectively.
As at October 31, 2013, there are 612,287 RSUs outstanding. These were granted in fiscal 2011 and will mature in the next quarter. The related liability as at October 31, 2013, is $1.4 million [July 31, 2013 – $1.4 million].
[b] Stock option plan
Under the Corporation's stock option plan, the Corporation's President and Chief Executive Officer ("CEO") has been granted 209,302 stock options at an exercise price of C$2.15 per share, effective August 1, 2013. These are in addition to earlier grants that he received of 750,000 stock options at an exercise price of C$1.51 per share, effective September 12, 2012, and 750,000 stock options at an exercise price of C$1.37 per share, effective September 12, 2011. All stock options vest 25% immediately upon grant and then vest an additional 25% at each subsequent August 1 until they are fully vested.
There is no cash settlement of the stock options. The contractual life of the options granted is eight years from the date of grant. The fair values of the 209,302 stock option grant and both of the 750,000 stock option grants were estimated at the August 1, 2013, and September 12, 2011, grant dates, respectively, using the Black-Scholes Model and taking into account the terms and conditions under which the stock options were granted and using the following assumptions:
Dividend yield                                                    0.0%
Expected volatility                                        49.2%
Risk-free interest rate                                 1.2%
Expected life                                                      4.0 years
Share price                                        C$2.12 (August 1, 2013) or C$1.32 (September 12, 2011)
The fair value of the stock options is allocated over the vesting periods using the graded-vesting method. Stock option expenses of $0.1 million were recorded and credited to contributed surplus for each of the three-month periods ended October 31, 2013 and 2012.
[c] Executive long-term incentive plan ("LTIP")
Pursuant to the Corporation's LTIP, all executives and a limited number of key contributors who have been identified by the President and CEO are eligible to participate in the Corporation's LTIP. Further details regarding the LTIP are described in the Corporation's audited consolidated annual financial statements for the year ended July 31, 2013.
As at October 31, 2013, the Corporation has recorded $0.3 million [July 31, 2013 – $0.3 million] for the present value of the liability for the LTIP. This liability is being amortized monthly on the basis of the present value calculations. Total accretion for the three-month period ended October 31, 2013, is less than $0.1 million [three-month period ended October 31, 2012 – $Nil] and is included in the financing charges (note 12) in the unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss).
11. DEFERRED SHARE UNIT PLAN ("DSU plan")
Pursuant to the Corporation's DSU plan, non-executive directors are entitled to receive all or any portion of their annual cash retainer in the form of deferred share units ("DSUs") instead of cash. DSUs are issued quarterly and vest immediately on issuance. Further details regarding the DSU plan are described in the Corporation's audited consolidated annual financial statements for the year ended July 31, 2013.
For the three-month period ended October 31, 2013, 25,836 DSUs were issued [three-month period ended October 31, 2012 – 52,231]. As at October 31, 2013, there are 512,649 DSUs outstanding with a related liability of $1.1 million [July 31, 2013 – 486,813 outstanding; related liability $1.1 million].
12. FINANCING CHARGES, NET
Financing charges for the three-month periods ended October 31, 2013 and 2012, are composed of non-cash accretion of assets, liabilities and provisions, and cash interest expense (income) as follows:
in thousands of U.S. dollars	Related notes	Three months ended October 31, 2013	Three months ended October 31, 2012
Non-cash
Accretion of purchase consideration payable	7[b]	$703	$—
Accretion of royalty liability	7[c]	178	182
Accretion of royalty provision	9[a]	41	185
Accretion of incentive plan liability	10[c]	16	—
Accretion of other assets	7[b]	(116)	—
		822	367
Cash
Short-term interest income		(19)	(10)
		$803	$357

13. EARNINGS (LOSS) PER SHARE
The following is a reconciliation between basic and diluted earnings (loss) per share:
in thousands of U.S. dollars except share-related data	Three months ended October 31, 2013		Three months ended October 31, 2012

Net income (loss)	$(5,214)		$5,940
Weighted-average number of common shares outstanding	66,746,870	shares	66,746,870	shares
Dilutive effect of stock options	—		90,323
Diluted weighted-average number of common shares outstanding	66,746,870	shares	66,837,193	shares

Earnings (loss) per share:
Basic and diluted	$0.08)		$0.09

For the three-month period ended October 31, 2013, the dilutive effect of the 1,709,302 outstanding stock options is excluded from the calculation of diluted loss per share. Under the Treasury Stock method, options are excluded from the calculation when their inclusion would reduce the loss per share or when their exercise price exceeds the average market price of the Corporation's common shares on the Toronto Stock Exchange for the period. For the three-month period ended October 31, 2012, 1,500,000 options were included in the calculation of diluted earnings per share. The dilutive effect of included stock options is calculated by assuming the proceeds that would have resulted from exercising the stock options were used to buy shares at market price for subsequent cancellation.
14. GOVERNMENT ASSISTANCE AND TAX CREDITS
R&D expenses for the three-month periods ended October 31, 2013 and 2012, are net of combined federal and provincial scientific research and experimental development ("SR&ED") tax credits in the amounts of $1.2 million and $1.0 million, respectively.
As at October 31, 2013, $1.2 million [July 31, 2013 – $1.2 million] of SR&ED tax credits was included as a reduction of long-term contract costs in inventories and contracts in progress.
For the three-month period ended October 31, 2013, there was less than $0.1 million [three-month period ended October 31, 2012 – less than $0.1 million] in investment tax credits relating to SR&ED capital expenditures and $0.1 million [three-month period ended October 31, 2012 – $Nil] in provincial investment tax credits related to manufacturing and processing capital expenditures. These tax credits were accounted for as a reduction of the cost of the applicable assets.
As at October 31, 2013, the Corporation has Manitoba SR&ED investment tax credit carryforwards in the amount of $24.8 million [July 31, 2013 – $23.9 million]; these begin expiring in 2019. Of these, approximately $12.0 million have not been recorded because management has determined that uncertainty exists with regard to the generation of sufficient future Canadian taxable income during the carryforward period to utilize the credits.
15. TAXES
The standard rate of Canadian corporate tax is 26.99% [three-month period ended October 31, 2012 – 26.99%]. The tax on the consolidated entities' income (loss) before taxes differs from the theoretical amount that would arise using the weighted-average tax rate applicable to the income (loss) of the consolidated entities as follows:
in thousands of U.S. dollars	Three months ended October 31, 2013	Three months ended October 31, 2012

Combined statutory federal and provincial tax rate at 26.99% [three-month period ended October 31, 2012 – 26.99%]	$(1,318)	$2,275
Adjusted for:
Income taxes recorded at rates different from the Canadian tax rate	66	636
Investment tax credits not recorded for accounting purposes	122	92
Expenses not deductible for tax purposes	79	71
Tax-loss benefit not recognized	1,416	62
Impact of functional currency tax election	—	(1,061)
Remeasurement of deferred tax due to change in tax rate	(6)	(1)
Stock options	24	18
Other	(54)	(66)
Adjustment in respect of prior years	—	463
Tax expense	$329	$2,489

The income tax expense for the three-month period ended October 31, 2013, was $0.3 million [three-month period ended October 31, 2012 – $2.5 million]. At the statutory Canadian corporate tax rate of 26.99%, the net loss for the period would have resulted in a tax recovery; however, during the three-month period ended October 31, 2013, the Corporation's effective tax rate was negative 6.73%, which resulted in a tax expense. This arose primarily because of the impact of tax losses and other benefits not recognized for accounting purposes. Of the $1.4 million in tax losses for which no benefit has been recognized, $1.3 million relates to losses of a subsidiary that is developing IB1001 within the consolidated group. These tax losses will be carried forward and used to offset future taxable income post-commercialization of IB1001.
During the three months ended October 31, 2012, the effective tax rate of 29.53% was slightly higher than the statutory Canadian corporate tax rate of 26.99%, primarily because of income taxes recorded at rates different from the Canadian tax rate. These were largely offset by the impact of making a functional currency election for Canadian income tax purposes.
16. SUPPLEMENTARY INFORMATION FOR CONSOLIDATED STATEMENTS OF CASH FLOWS
Effect on cash flow of net change in non-cash working capital balances related to operations:
in thousands of U.S. dollars	Three months ended October 31, 2013	Three months ended October 31, 2012

Accounts receivable	$(4,089)	$(9,799)
Inventories and contracts in progress	(1,906)	3,131
Taxes recoverable	(702)	1,328
Prepaid expenses and deposits	(903)	(158)
Accounts payable and accrued liabilities	3,161	357
Provision for chargebacks	290	732
Taxes payable	12	10
	$(4,137)	$(4,399)

17. MEASUREMENT OF FAIR VALUES
The Corporation primarily applies the market approach for recurring fair value measurements. Three levels of inputs may be used to measure fair value:
LEVEL 1 – Unadjusted, quoted prices in active markets for identical assets and liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
LEVEL 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
LEVEL 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The following tables present information about the Corporation's assets and liabilities measured at fair value on a recurring basis as at October 31, 2013, and July 31, 2013, and the fair value hierarchy of the valuation techniques used to determine such fair value:
	At October 31, 2013
in thousands of U.S. dollars	Level 1	Level 2	Level 3

Cash	$38,692	—	$—
Royalty provision	—	—	1,247
Purchase consideration payable	$—	—	$46,341

	At July 31, 2013
in thousands of U.S. dollars	Level 1	Level 2	Level 3

Cash	$46,410	—	$—
Royalty provision	—	—	1,398
Purchase consideration payable	$—	—	$45,368

The royalty provision and purchase consideration payable are measured at fair value based on Level 3 inputs: they are not based on observable inputs and are measured using a discounted cash flow analysis of expected payments in future periods. The significant estimates used in the fair value calculations are as follows:
Royalty provision related to estimated future U.S. net sales of HepaGam B®
•
The cash-flow estimates are derived from the forecast for the period to June 2016. Qualitative factors, including market presence and trends, strength of customer relationships and degree of variability in cash flows, as well as other factors, are considered in making assumptions with regard to the future cash flows. An increase of 10% applied to the net U.S. sales forecast of HepaGam B® with all the other variables held constant would increase the royalty provision by $0.1 million. Conversely, a decrease of 10% applied to the net U.S. sales forecast of HepaGam B® with all other variables held constant would decrease the royalty provision by $0.1 million.

•
The cash flows are discounted at a rate of 17%. An increase of 1% to the discount rate would decrease the royalty provision by less than $0.1 million. Conversely, a decrease of 1% to the discount rate would increase the royalty provision by less than $0.1 million.

Purchase consideration payable related to IB1001
•
The timing and amounts of the milestone and royalty payments are based on the projected net sales for IB1001 during the life of the patent acquired. The net sales forecast was based on a probability weighted average of the potential share achievable in the market for recombinant hemophilia B therapeutics and observed sales ramp-ups for new products. An increase of 10% applied to the probability assumptions with all the other variables held constant would increase the purchase consideration payable by $6.2 million. Conversely, a decrease of 10% applied to the probability assumptions with all other variables held constant would decrease the purchase consideration payable by $6.2 million.

•
The probability adjusted cash flows are discounted at a rate of 6% for cash flows related to North America and 6.5% for cash flows related to Europe and Japan. An increase of 1% to the discount rate would decrease the purchase consideration payable by $3.6 million. Conversely, a decrease of 1% to the discount rate would increase the purchase consideration payable by $3.9 million.

There have been no significant transfers between levels during the three-month period ended October 31, 2013.
As at October 31, 2013, and July 31, 2013, the carrying values of the current assets and liabilities, including cash, accounts receivable, accounts payable and accrued liabilities and royalty liability, approximate their fair value. The estimated fair values of these instruments approximate their carrying values in the unaudited, condensed consolidated interim balance sheets due to their short-term nature or because the effective interest rates approximate prevailing market rates for similar instruments.
All derivatives are recorded at fair value in the unaudited, condensed consolidated interim balance sheets. The fair values of the Corporation's derivative financial instruments used to manage exposure to interest rate risk are estimated based on quoted market prices for the same or similar financial instruments or on the current rates offered to the Corporation for financial instruments of the same maturity, as well as by the use of discounted future cash flows using current rates for similar financial instruments subject to similar risks and maturities. The Corporation had no derivative instruments outstanding as at October 31, 2013 and July 31, 2013.
18. CAPITAL STRUCTURE
The Corporation monitors its capital structure using non-IFRS financial metrics including the ratio of long-term debt to EBITDA and the working capital ratio. The Corporation defines EBITDA as earnings before interest; taxes; depreciation; amortization; the change in fair value of royalty provision; financing charges, net; and foreign-exchange loss (gain) for the immediately preceding three-month period. The Corporation may manage its capital to meet the targets by issuing new shares, using the line of credit, acquiring new debt or purchasing shares under normal course issuer bids.
The following table reconciles the non-IFRS financial measure EBITDA to the net income (loss) for the preceding three-month periods:
in thousands of U.S. dollars	Three months ended October 31, 2013	Three months ended October 31, 2012
Net income (loss)	$(5,214)	$5,940
Add (deduct):
Tax expense	329	2,489
Change in fair value of royalty provision	—	(98)
Financing charges, net	803	357
Foreign-exchange loss	—	288
Depreciation and amortization	2,783	2,661
EBITDA	$(1,299)	$11,637

The Corporation's targeted capital structure is to maintain the ratio of long-term debt to EBITDA at levels below 3:1. The ratio is calculated in the following table based on EBITDA achieved in the preceding three-month periods:
in thousands of U.S. dollars except ratio	At October 31, 2013	At October 31, 2012
Long-term debt	$—	$—
EBITDA	$(1,299)	$11,637
Ratio	—	—

The Corporation's targeted capital structure is to maintain its working capital ratio at 1.1:1 or higher. The working capital ratio is current assets divided by current liabilities. The ratio is calculated in the following table:

in thousands of U.S. dollars except ratio	At October 31, 2013	At July 31, 2013
Current assets	$129,384	$129,502
Current liabilities	$35,559	$31,586
Working capital ratio	3.6:1	4.1:1

The Corporation is subject to externally imposed capital requirements associated with its C$5.0-million operating line of credit (note 8), which must be maintained to avoid acceleration of the termination of the agreement. The externally imposed capital requirements are the same as the financial metrics used on an internal basis to monitor capital structure.  As at October 31, 2013, the Corporation is in compliance with all of its financial covenants.
19. SEGMENT INFORMATION
The Corporation manages its business and evaluates performance based on two operating segments: biopharmaceutical operations and contract services. Biopharmaceutical operations consists of approved product sales and until the second quarter of 2013 (the three-month period ended January 31, 2013) included commercial plasma sales (subsequent to the sale of its U.S.-based plasma centres, the Corporation no longer collects and sells non-specialty plasma). Contract services provides manufacturing and R&D services to related and unrelated parties.
The accounting policies of the Corporation's operating segments are the same as those described in note 2. There are no significant intersegment transactions. The following presents segment operating results for the three-month periods ended October 31, 2013 and 2012, and identifiable assets as at October 31, 2013, and October 31, 2012:
	Three months ended October 31, 2013			Three months ended October 31, 2012
in thousands of U.S. dollars	Biopharma-ceutical operations	Contract services	Total	Biopharma-ceutical operations	Contract services	Total

Revenues
Product sales	$9,631	$—	$9,631	$13,848	$—	$13,848
Product services	—	13,309	13,309	—	19,999	19,999
R&D services	—	1,675	1,675	—	2,635	2,635
	9,631	14,984	24,615	13,848	22,634	36,482
Cost of sales
Product sales	6,947	—	6,947	10,603	—	10,603
Product services	—	7,565	7,565	—	9,587	9,587
R&D services	—	1,077	1,077	—	2,141	2,141
	6,947	8,642	15,589	10,603	11,728	22,331
Gross profit	2,684	6,342	9,026	3,245	10,906	14,151
Expenses	10,452	2,656	13,108	2,770	2,307	5,077

Income (loss) before the following:	(7,768)	3,686	(4,082)	475	8,599	9,074

Financing charges, net	(819)	16	(803)	(367)	10	(357)
Foreign-exchange loss	—	—	—	(109)	(179)	(288)
Income (loss) before taxes	$(8,587)	$3,702	$(4,885)	$(1)	$8,430	$8,429

Total assets	$150,803	$134,118	$284,921	$92,161	$145,465	$237,626
Additions to property, plant and equipment, and intangible assets, net	$177	$551	$728	$2,113	$492	$2,605

Geographic information about the Corporation's revenue is based on the product shipment destination or the location of the contracting organization. Assets are based on their physical location as at October 31, 2013, and October 31, 2012.
	Three months ended October 31, 2013		Three months ended October 31, 2012
in thousands of U.S. dollars	Revenues	Property, plant and equipment, and intangible assets, net	Revenues	Property, plant and equipment, and intangible assets, net

Canada	$3,254	$86,598	$3,740	$46,542
United States	19,298	31,601	30,244	30,739
Rest of world	2,063	400	2,498	—
	$24,615	$118,599	$36,482	$77,281

For the three-month period ended October 31, 2013, sales to one customer represent 52% [three-month period ended October 31, 2012 – 57%] of the revenue of the contract services segment. For the three-month period ended October 31, 2013, sales to one customer represent 20% [three-month period ended October 31, 2012 – 14%] of the revenue of the biopharmaceutical operations segment.
20. RELATED-PARTY TRANSACTIONS
Apotex (note 1) is Cangene's majority shareholder and holds 61% of the Corporation's common shares as at October 31, 2013 [July 31, 2013 – 61%].
At October 31, 2013, the Corporation has recorded less than $0.1 million [July 31, 2013 – less than $0.1 million] in deferred income related to contract services provided by Cangene bioPharma to Apotex.
During the three-month period ended October 31, 2013, the Corporation recorded revenue of $0.1 million [three-month period ended October 31, 2012 – $0.2 million] from contract manufacturing services provided to Apotex; as at October 31, 2013, $0.1 million [July 31, 2013 – $0.7 million] is included in accounts receivable.
During the three-month period ended October 31, 2013, the Corporation made payments and recorded amounts payable to Apotex of $0.2 million for royalties related to net U.S. sales of HepaGam B® [three-month period ended October 31, 2012 – $0.2 million]. As at October 31, 2013, $0.2 million [July 31, 2013 – $0.1 million] is recorded in accounts payable and accrued liabilities owing to Apotex.
These transactions occurred in the normal course of operations and were recorded at their exchange amounts.
21. SUBSEQUENT EVENTS
[a] Sale of Business
On December 11, 2013, the Corporation announced the signing of a definitive agreement under which Emergent BioSolutions, Inc. will acquire Cangene Corporation in an all-cash transaction. Under the terms of the agreement, the Corporation's shareholders will receive $3.24 per share  (C$3.44 per share) in cash. The acquisition will be implemented through a court-approved Plan of Arrangement under Canadian law and is subject to approval of the Corporation's common shareholders, court approval and U.S. regulatory approvals and other customary closing conditions. This transaction is expected to be completed in the first calendar quarter of 2014.
[b] Deferred share units
Effective November 1, 2013, the Corporation issued 26,838 DSUs to its non-executive directors under the DSU plan described in note 11.
22. COMPARATIVE FIGURES
Certain comparative figures have been reclassified to conform with the current period's presentation.
The comparative unaudited, condensed consolidated interim statements of income (loss) and comprehensive income (loss) for the three-month period ended October 31, 2012, includes reclassifications that resulted in a reduction of $0.1 million to cost of sales related to product sales; the Corporation has recorded a gain of $0.1 million from the change in fair value of royalty provision and net financing charges of $0.4 million, which include short-term interest income of less than $0.1 million.
The comparative unaudited, condensed consolidated interim statements of cash flows for the three-month period ended October 31, 2012, includes a reclassification of less than $0.1 million of the change in long-term taxes recoverable in the net change in non-cash working capital balances related to operations to taxes recoverable, long-term. The amortization of royalty provision of $0.2 million and revaluation of royalty provision of less than $0.1 million were also reclassified to royalty provisions of $0.2 million, change in fair value of royalty provision of $0.1 million and non-cash financing charge of $0.4 million in order to conform with the presentation for the current period.